BOULDER GROWTH & INCOME FUND, INC.

ARTICLES OF AMENDMENT

BOULDER GROWTH & INCOME FUND, INC., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended by repealing Section 5.2 of Article V in its entirety and inserting in lieu thereof a new Section 5.2 to read as follows:

Section 5.2 Upon the effectiveness of articles of amendment containing this Section (the “Effective Time”), the Directors (other than any Director elected solely by holders of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes: Class I, Class II and Class III.

Class I Directors shall hold office initially for a term expiring at the annual meeting of stockholders next succeeding the Effective Time, Class II Directors shall hold office initially for a term expiring at the second succeeding annual meeting of stockholders and Class III Directors shall hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify.

At each annual meeting of the stockholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The Directors shall be apportioned among the classes as determined by the Directors so as to maintain the number of Directors in each class as nearly equal in number as possible. Subject to the following paragraph, in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

If the Corporation has issued and outstanding Preferred Stock entitling the holders of such Preferred Stock to elect additional Directors in connection with dividend arrearages (such directors, the “Additional Preferred Directors”), the election of such Additional Preferred Directors may cause the total number of Directors to exceed five. Upon the redemption as a whole but not in part of the Preferred Stock, the term of office of any Directors elected solely by the holders of Preferred Stock shall automatically and immediately terminate.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of June, 2009.

ATTEST:

BOULDER GROWTH & INCOME FUND, INC.

Stephanie Kelley	Stephen C. Miller
Secretary	President